UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

                        Forest Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOREST LABORATORIES, INC.
SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 1 (ELECTION OF DIRECTORS)

Forest Laboratories, Inc. (we, our or the Company) is filing these Definitive Additional Materials in response to preliminary comments received from Institutional Shareholder Services Inc. to clarify both the nature of the Company’s relationship with Dr. Nesli Basgoz, a director of the Company and a member of the Board Compliance Committee and Nominating and Governance Committee, and the composition of the fees that were paid to Dr. Basgoz during fiscal year 2013 for consulting services.

As we reported in our Definitive Proxy Statement that we filed with the Securities and Exchange Commission on July 8, 2013, the Company paid Dr. Basgoz an aggregate total of $11,152 in fiscal year 2013 in connection with consulting services that she rendered to the Company on a project-by-project basis relating to the evaluation of products and potential product opportunities.  $9,250 of that total $11,152 constituted payment to Dr. Basgoz for the consulting services that she rendered to the Company, while the remaining $1,902 was paid to Dr. Basgoz to reimburse her for travel expenses incurred in providing such consulting services.

Dr. Basgoz was engaged by the Company to consult on discrete matters that were completed prior to the commencement of fiscal year 2014.  The Company does not have any agreements in place with Dr. Basgoz to provide consulting or other professional services in the future and does not anticipate entering into any such arrangements.